Exhibit 99.1

For:	Crocs, Inc.

Company Contact:	Russell Hammer/Chief Financial Officer
Tia Mattson/Public Relations Manager
(303) 848-7000

Investor Contact:	Integrated Corporate Relations, Inc.
Chad Jacobs/Brendon Frey
(203) 682-8200

CROCS, INC. REPORTS FISCAL 2008 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

Fiscal 2008 Cash and Cash Equivalents Increase 43% to $51.7 million vs. $36.3 Million at December 31, 2007

Fiscal 2008 Accounts Receivable Decrease 77% to $35.3 Million vs. $153 Million at December 31, 2007

Fiscal 2008 Inventory Decrease 42.3% to $143.2 Million vs. $248.4 Million at December 31, 2007

NIWOT, COLORADO – February 19, 2009 – Crocs, Inc. (NASDAQ: CROX) today reported financial results for the fourth quarter and fiscal year ended December 31, 2008.

Revenues for the three months ended December 31, 2008 decreased 43.9% to $126.1 million compared to $224.8 million for the three months ended December 31, 2007.   Revenues for the year ended December 31, 2008 decreased 14.8% to $721.6 million compared to $847.4 million for the year ended December 31, 2007.  For the year ended December 31, 2008, compared to the year ended December 31, 2007, changes in our regional revenue streams include the following:

•                  Revenue in Asia increased 22.4% to $204.9 million;

•                  Revenue in Europe decreased 16.2% to $150.7 million; and

•                  Revenue in the Americas decreased 26.9% to $366 million.

For the year ended December 31, 2008, changes in our channel revenue streams include the following:

•                  Revenues generated from retail sales increased 68.7% to $125.8 million;

•                  Revenues generated from internet sales increased 28.9% to $43.7 million; and

•                  Revenues generated from wholesale sales decreased 25.3% to $552.1 million.

The Company reported a net loss of $33.2 million, or ($0.40) per diluted share for the three months ended December 31, 2008 compared to net income of $38.3 million, or $0.45 per diluted share for the three months ended December 31, 2007.  The reported net loss during the three months ended December 31, 2008 of $33.2 million includes approximately $21.1 million in pre-tax foreign currency exchange rate non-cash losses primarily on intercompany balances and approximately $0.90 million in pre-tax restructuring charges primarily related to the shutdown of the Company’s manufacturing facility in Brazil.   Excluding the foreign currency exchange rate losses, net of tax, during the quarter of $16.1 million, or ($0.20) per diluted share, the Company’s non-GAAP net loss amounted to $17.1 million or ($0.20) per diluted share in the three months ended December 31, 2008.

The Company reported a net loss of $183.6 million or ($2.22) per diluted share for the year ended December 31, 2008 compared to net income of $168.2 million or $2.00 per diluted share for the year ended December 31, 2007.   The reported loss of $183.6 million includes the following pre-tax charges:

•                  $25.4 million in non-cash foreign currency exchange rate losses  primarily on intercompany balances;

•                  $8.6 million in restructuring charges related to the shutdown of the Company’s manufacturing facilities in Brazil and in Canada;

•                  $65.4 million representing the net non-cash change of inventory  write-downs from December 31, 2007 to December 31, 2008

•                  $45.8 million in non-cash asset impairment charges related to goodwill, intangible assets and the write-off of excess equipment and tooling.

Excluding these non-cash charges, non-GAAP net loss for 2008 was $37.2 million or ($0.44) per diluted share.

Gross profit for the three months ended December 31, 2008 was $56.0 million or 44.4% of revenues, compared to $125.8 million or 56.0% of revenues for the three months ended December 31, 2007.  Gross profit for the year ended

December 31, 2008 was $234.0 million or 32.4% of revenues, compared to $497.6 million or 58.7% of revenues for the year ended December 31, 2007.

Selling, general and administrative expenses, including foreign currency exchange rate gains and losses, for the three months ended December 31, 2008 were $97.6 million or 77.4% of revenues compared to $71.9 million or 32.0% of revenues in the three months ended December 31, 2007.  Selling, general and administrative expenses, including foreign currency exchange rate gains and losses, for the year ended December 31, 2008, were $368.8 million or 51% of revenues, compared to $260 million or 30.0% of revenues for the year ended December 31, 2007.

On a non-GAAP basis selling, general and administrative expenses, excluding foreign currency exchange rate gains and losses, for the three months ended December 31, 2008 decreased approximately $13.3 million to $76.5 million from $89.8 million, excluding foreign currency exchange rate gains and losses, for the three months ended September 30, 2008 as a result of cost reductions actions in the following areas:

•                  Sales and marketing;

•                  Corporate sponsorships;

•                  Trade shows;

•                  Legal expense;

•                  Consulting and contract labor;

•                  Travel expenses;

•                  Reduction of our global headcount; and

•                  Reduction in our capital expenditures from initial plan levels.

Balance Sheet

The Company increased its cash and cash equivalents to $51.7 million as of December 31, 2008, from $36.3 million as of December 31, 2007.  Borrowings under the Company’s credit facility were $22.4 million at December 31, 2008 compared to $7.1 million at December 31, 2007.  The Company extended the term of its bank credit facility through April 2, 2009 and is currently in discussions with other lending institutions to arrange an asset-backed borrowing facility.

The Company had accounts receivable of $35.3 million as of December 31, 2008 compared to $153.0 million as of December 31, 2007.  This reduction is due to our accounts receivable collections improving as days sales outstanding decreased from 63 days for the three months ended December 31, 2007 to 26 days for the three months ended December 31, 2008.

Inventories decreased $105.2 million to $143.2 million compared to $248.4 million as of December 31, 2007, primarily as a result of inventory write-downs during the three months ended September 30, 2008.

Ron Snyder, President and Chief Executive Officer of Crocs, Inc. commented: “While our fourth quarter results were better than expectations, our year-over-year comparisons reflect the ongoing global economic slowdown that began approximately 12-months ago.  Throughout 2008, we took several important steps to address the decline in consumer spending which we believe will better position our Company in this challenging environment. This included rationalizing our manufacturing base, consolidating our distribution centers and warehouse space, and lowering our worldwide headcount. We also continue to reduce major categories of our SG&A including marketing, legal and headcount, somewhat offset by increases in our retail and internet division rollouts. We are disappointed with our full year operating results; however, we are pleased by our improved cash, accounts receivable, and inventory positions versus a year ago. Importantly, we believe that the right sizing of our infrastructure combined with our enhanced balance sheet will allow us to internally fund our working capital requirements in 2009.”

Guidance

For the first quarter ending March 31, 2009, the Company expects to generate revenues of between $110 to $135 million and a diluted loss per share of approximately $(0.32) to $(0.17). Our guidance includes an estimated non-cash foreign currency exchange loss of $10 million.  Due to global market uncertainty, we are not giving annual guidance at this time.

Mr. Snyder concluded, “We are confident that our global brand equity remains strong and we continue to be optimistic about the long-term potential of our business. We begin 2009 focused on leveraging our core competencies in order to provide consumers with new and compelling products that broaden our global market share and help diversify our operations. At the same time our entire organization is committed to improving productivity in order to generate cash and drive profitability going forward.”

Conference Call Information

A conference call to discuss fourth quarter and fiscal 2008 year-end financial results is scheduled for today (February 19, 2009) at 5:00 PM Eastern Time.  A webcast of the call will take place simultaneously and can be accessed by clicking the ‘Investor Relations’ link under the Company section on www.crocs.com or at www.earnings.com. To listen to the broadcast, your computer must have Windows Media Player installed.  If you do not have Windows Media Player, go to the latter site prior to the call, where you can download the software for free.

About Crocs, Inc.

Crocs, Inc. is a designer, manufacturer and retailer of footwear for men, women and children under the Crocs™ brand.

All Crocs™ brand shoes feature Crocs’ proprietary closed-cell resin, Croslite™, which represents a substantial innovation in footwear. The Croslite™ material enables Crocs to produce soft, comfortable, lightweight, superior-gripping, non-marking and odor-resistant shoes. These unique elements make Crocs™ footwear ideal for casual wear, as well as for professional and recreational uses such as boating, hiking, hospitality and gardening. The versatile use of the material has enabled Crocs to successfully market its products to a broad range of consumers.

Crocs™ shoes are sold in 100 countries and come in a wide array of colors and styles. Please visit www.crocs.com for additional information.

Forward-looking statements

The matters regarding the future discussed in this news release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic issues, including, but not limited to, the current global financial crisis; our ability to obtain adequate financing; our significant recent expansion; our ability to manage our future growth effectively; changing fashion trends; our defense and the ultimate outcome of a pending class action lawsuit; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our management and information systems infrastructure; our ability to obtain and protect intellectual property rights; our reliance on third party manufacturing and logistics providers for the production and distribution of products; our limited manufacturing capacity and distribution channels; our reliance on a single source supply for certain raw materials; inherent risks associated with the manufacture, distribution and sale of our products overseas; our reliance on market acceptance of the small number of products we sell; our ability to develop and sell new products; our limited operating history; our ability to accurately forecast consumer demand for our products; our ability to maintain effective internal controls; our ability to attract, assimilate and retain management talent; retail environment; our ability to effectively market and maintain a positive brand image; the effect of competition in our industry; the effect of potential adverse currency exchange rate fluctuations; and other factors described in our annual report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission.  Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.  We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

Crocs, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share data)

(unaudited)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31,		December 31,
	2008	2007	2008	2007

Revenues	$126,092	$224,800	$721,589	$847,350
Cost of sales	70,049	98,973	486,722	349,701
Restructuring Charges	—	—	901	—
Gross profit	56,043	125,827	233,966	497,649

Selling, general and administrative expenses	76,484	75,307	343,361	269,937
Foreign Exchange (gain)/loss	21,091	(3,381)	25,439	(10,055)
Impairment Charges	483	—	45,784	—
Restructuring Charges	895	—	7,664	—

Income (loss) from operations	(42,910)	53,901	(188,282)	237,767

Interest expense	408	132	1,793	438
Other expense (income), net	217	(923)	(565)	(2,997)
Income (loss) before taxes	(43,535)	54,692	(189,510)	240,326

Income tax expense (benefit)	(10,286)	16,408	(5,886)	72,098

Net income (loss)	$(33,249)	$38,284	$(183,624)	$168,228

Net income (loss) per share:
Basic	$(0.40)	$0.47	$(2.22)	$2.08
Diluted	$(0.40)	$0.45	$(2.22)	$2.00

Weighted average common shares:
Basic	83,004,845	81,937,028	82,767,540	80,759,077
Diluted	83,004,845	85,240,020	82,767,540	84,194,883

Crocs, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

(unaudited)

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$51,665	$36,335
Restricted cash	—	300
Accounts receivable, net	35,305	152,919
Inventories, net of obsolescence	143,205	248,391
Deferred tax assets, net	12,729	12,140
Income tax receivable	18,858	—
Prepaid expenses and other current assets	13,415	17,865

Total current assets	275,177	467,950

Property and equipment, net	95,892	88,184
Restricted cash	2,922	1,014
Goodwill	—	23,759
Other intangibles, net	40,892	31,634
Deferred tax assets, net	18,130	8,051
Other assets	15,691	6,833
Total assets	$448,704	$627,425

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$35,137	$82,979
Accrued expenses and other liabilities	50,652	57,246
Accrued restructuring charges	1,439	—
Deferred tax liabilities, net	124	265
Income taxes payable	14,586	19,851
Notes payable and current installments of long-term debt	22,430	7,107

Total current liabilities	124,368	167,448

Long-term debt, net of current portion	—	9
Deferred tax liabilities, net	4,809	1,858
Long term restructuring	959	—
Other liabilities	26,461	13,997

Total liabilities	156,597	183,312

Stockholders’ equity:
Common shares, par value $0.001 per share; 250,000,000 authorized, 83,543,501 and 82,198,426 shares issued and outstanding in 2008 and 2007	84	83
Treasury Stock, 524,000 shares, at cost	(25,022)	(25,022)
Additional paid-in-capital	232,038	211,936
Deferred compensation	(246)	(2,402)
Retained earnings	65,685	249,309
Accumulated other comprehensive income	19,568	10,209
Total stockholders’ equity	292,107	444,113

Total liabilities and stockholders’ equity	$448,704	$627,425

Crocs, Inc.

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except share and per share data)

(Unaudited)

The Company prepares and reports its financial statements in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  Internally, management monitors the operating performance of its business using non-GAAP metrics similar to those below. These non-GAAP measures exclude the effects of foreign exchange rate loss, restructuring activities, inventory write-down, and asset impairment charges.  In management’s opinion, these non-GAAP measures are important indicators of the continuing operations of our business and provide better comparability between reporting periods because they exclude items that may not be indicative of current period results and provide a better baseline for analyzing trends in our operations. The Company does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company believes the disclosure of the effects of these items increases the reader’s understanding of the underlying performance of the business and that such non-GAAP financial measures provide investors with an additional tool to evaluate our financial results and assess our prospects for future performance.

	Three months ended		Three months ended
	December 31, 2008		September 30, 2008

GAAP selling, general and administrative expense	$97,575		$104,391
Foreign currency loss	21,091	(1)	14,609	(1)
Non-GAAP selling, general and administrative expense	$76,484		$89,782

	Three months ended
	December 31, 2008
GAAP net loss	$(33,249)
Foreign currency loss, net of tax	16,108	(1)
Non-GAAP net loss	$(17,141)

Non-GAAP net loss per diluted share	$(0.20	)(2)

	Year ended
	December 31, 2008
GAAP net loss before income taxes	$(183,624)
Foreign currency exchange losses	25,438
Restructuring charges	8,565
Inventory write-down charges	65,424
Asset impairment charges	45,784
Non-GAAP net loss before income taxes	(38,413)
Estimated income tax benefit	1,191	(3)
Non-GAAP net loss	$(37,222)

Non-GAAP net loss per diluted share	$(0.44	)(2)

(1) In the three months ended December 31, 2008, the Company experienced significant non-cash foreign currency exchange rate loss.  The proforma adjustments in the GAAP to Non-GAAP reconciliation above represent the add back of GAAP charges taken in connection with our fourth quarter foreign currency exchange rate loss, net of tax calculated based on our fourth quarter effective tax rate of 23.6%

(2)   As the Company reported a GAAP net loss for the quarter ended December 31, 2008, the dilutive effect of stock options and awards were not included in the computation of diluted earnings per share because their inclusion would have been anti-dilutive.

(3)  Income tax benefit estimated based on the full year effective tax rate of 3.1% applied to non-GAAP net loss before income taxes and quarterly effective tax rate of 23.6% for the three months ended December 31, 2008.